EXHIBIT 99.1

Consent Solicitation Statement
Solicitation of Consents Relating to the $107,000,000 in principal amount of
8.04% First Preferred Mortgage Notes due 2019 (CUSIP 38121E AJ2/ISIN US38121EAJ29)
of
GOLDEN STATE PETROLEUM TRANSPORT CORPORATION

The Consent Solicitation will expire at 5:00 p.m., New York City time, on October 28, 2010, unless extended (such period, as it may be extended, the "Solicitation Period").  Only a Holder (as defined below) in respect of which a valid consent has been delivered (and not validly revoked) on or prior to the expiration of the Solicitation Period will be entitled to receive the Consent Fee (as defined below).  Consents (as defined below) may be revoked (as provided herein) at any time prior to the earlier of (i) the expiration of the Solicitation Period and (ii) the time at which the Requisite Consents (as defined below) have been received.

Golden State Petroleum Transport Corporation, a Delaware corporation (the "Company"), is soliciting consents upon the terms and subject to the conditions set forth in this Consent Solicitation Statement (as it may be amended or supplemented from time to time, this "Statement") and in the accompanying Letter of Consent (the "Letter of Consent"), which together constitute the solicitation (the "Solicitation"), to a proposed amendment (the "Proposed Amendment") to (1) the Indenture (as defined below) pursuant to which the Company's 8.04% First Preferred Mortgage Notes due 2019 (the "Notes") were issued and (2) to certain related agreements described in this Statement (the Indenture and these other related agreements, the "Agreements").

The Initial Charter (as defined below) for the m.t. Antares Voyager will terminate on or about December 7, 2010.  The Company is seeking the Proposed Amendment because the Manager (as defined below) has certified to the owner of the m.t. Antares Voyager and the trustee under the Indenture that, due to current conditions in the charter market for VLCCs, efforts to enter into a replacement charter for the m.t. Antares Voyager on the terms required by the Indenture (an "Acceptable Replacement Charter") have failed.  Although the Initial Charter for the m.t. Phoenix Voyager will not terminate until at least March 2013, the Company is seeking to amend the Indenture in respect of the m.t. Phoenix Voyager as well as the m.t. Antares Voyager to avoid incurring the additional expense of seeking further bondholder consent in the future should the Manager determine that an Acceptable Replacement Charter is not available for that Vessel when the Initial Charter for that Vessel terminates.  The Initial Charter for the m.t. Phoenix Voyager may be terminated as early as March 2013.

The Proposed Amendment would, in summary, do the following:

•
approve the proposed sale, as contemplated under the Indenture and each Management Agreement (as defined below), of the m.t. Antares Voyager and the proposed future sale of the m.t. Phoenix Voyager, each a 308,500 deadweight tonne double-hull very large crude carrier ("VLCC") that serves as part of the collateral for the Notes (each, a "Vessel" and collectively, the "Vessels"), where any such sale may occur as early as the day after the termination of the relevant Vessel's Initial Charter (as defined below), and the release of the Vessels as collateral under the Indenture and the collateral agreements entered into in connection with the Indenture (collectively, the "Collateral Agreements") and the modification of the other applicable Agreements to affect such sale and release, provided that the Manager has received an Adequate Bid (as defined below); and, after the sale of the Antares Voyager, a portion of the Notes would be redeemed mandatorily at 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date;

•
amend each Management Agreement to (1) permit the Manager to furnish, and permit the Trustee to accept, an Adequate Bid for a Vessel more than one week prior to the next payment date of the Notes, which Adequate Bid may be furnished by the Manager and accepted by the Trustee prior to the termination of such Vessel's Initial Charter, and (2) permit the Manager, if required, to charter a Vessel in the spot market after the termination of such Vessel's Initial Charter and prior to the sale and delivery of such Vessel;

•
amend the Indenture (1) to reduce the mandatory notice provision to be provided in connection with redemptions of the Notes from 30 to 60 days as currently provided for in the Indenture to at least five days, (2) to permit the acceleration of the redemption date in connection with certain redemptions of the Notes to as early as 5 days, but no more than 90 days, after the sale of a Vessel; (3) to specify that any optional redemption of an Allocated Principal Amount of Notes (as defined below) pursuant to Section 12.1(b) of the Indenture will result in the release of the collateral, including the applicable Vessel, securing the portion of Notes so optionally redeemed, (4) to permit payment of the Consent Fee (as defined below) from amounts in the Revenue Account (as defined in the Indenture), and (5) to add the Notes to the list of permitted investments in which amounts on deposit in the trust accounts established pursuant to the Indenture (the "Trust Accounts") may be invested; and

•
amend the Agreements to make certain other changes of a technical or conforming nature in connection with the Proposals and, to the extent required in connection with the sale of a Vessel and its release as collateral under the Indenture, terminate certain of the Agreements.

For a description of the Proposed Amendment, see "The Proposed Amendment."  Promptly following the expiration of the Solicitation Period (and provided that the conditions set forth in this Statement have been satisfied or, where possible, waived), the Owners (as defined below) of the Vessel will pay to each registered holder of record of Notes as of 5:00 p.m., New York City time, on October 14, 2010 (each such holder, a "Holder" and, such time and date, the "Record Date"), who has delivered (and has not properly revoked) a valid consent in respect of such Notes, $1.00 in cash for each $1,000.00 principal amount of Notes with respect to which consents to the adoption of the Proposed Amendment were so delivered (the "Consent Fee").

Holders can deliver consents only with respect to the Proposed Amendment as a whole and not with respect to particular elements of the Proposed Amendment.

The Solicitation Agent for the Solicitation is:

Jefferies & Company
October 15, 2010

As of the date of this Statement, $107,000,000 in aggregate principal amount of Notes were outstanding.  Under Section 10.2 of the Indenture (the "Indenture") dated as of December 1, 1996, among the Company, Golden State Petro (IOM I-A) PLC ("IOM-A") and Golden State Petro (IOM I-B) PLC ("IOM-B" and, together with IOM-A, the "Owners") and The Bank of New York Mellon, as successor to the United States Trust Company of New York (the "Trustee"), approval of the Proposed Amendment will require the consents of Holders of at least a majority in aggregate principal amount of Notes outstanding (the "Requisite Consents") on or before the expiration of the Solicitation Period.

If the Proposed Amendment is adopted and a Vessel is sold at an Adequate Bid, then the Allocated Principal Amount (as defined below) of Notes will be redeemed at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest (including default interest) to the date of the redemption.  An "Adequate Bid" means, with respect to the sale of a Vessel, an all cash offer for the purchase of the Vessel that produces net proceeds that (after deducting fees and expenses of the termination and sale), together with the Allocable Portion of the Debt Service Reserve Fund (as defined in the Indenture) allocable to the Vessel, at least equals the Allocated Principal Amount of Notes for that Vessel, plus interest accrued and unpaid and any expenses incurred by the Trustee in connection with the redemption of the Notes.  As of the date of this Statement, the Company expects that the Allocated Principal Amount of Notes for the m.t. Antares Voyager will be $52,950,000. The m.t. Phoenix Voyager would not be sold until the termination of its Initial Charter, which may be terminated as early as March 2013 and as late as March 2017.

If the Proposed Amendment is adopted and the Agreements are amended to give effect to the Proposed Amendment, the Proposed Amendment will bind all Holders of the Notes, including those that did not give their consent, but non-consenting Holders will not receive the Consent Fee.  The failure of a Holder of Notes to deliver a consent with respect to the Proposed Amendment will have the same effect as if such Holder had voted against the adoption of the Proposed Amendment.

None of the Company or its affiliates, the Trustee, D.F. King & Co., Inc., as information agent and tabulation agent (the "Information Agent"), or Jefferies & Company, Inc., as solicitation agent (the "Solicitation Agent"), makes any recommendation as to whether or not Holders should deliver any consents.  Each Holder must make its own decision as to whether or not to deliver consents.

    TABLE OF CONTENTS

Page

Important Information	1
Forward-Looking Statements	3
The Company	4
The Proposed Amendment	5
The Solicitation	12
General	12
Waiver; Extension; Amendment; Termination	12
Procedures for Consenting	13
Revocation of Consents	14
Conditions to the Effectiveness of the Proposed Amendment and Payment of the Consent Fee	15
Acceptance for Payment and Payment	16
Determination of Validity, Etc.	16
Certain U.S. Federal Income Tax Considerations	18
Solicitation Agent and Information Agent	22
Available Information	22

IMPORTANT INFORMATION

This Statement and the accompanying Letter of Consent contain important information, and they should be read in their entirety before a decision is made with respect to the Solicitation.

To deliver consents, Holders as of the Record Date should complete, sign and date the Letter of Consent in accordance with the instructions therein and mail or deliver it and any other required documents to the Trustee, c/o the Information Agent at its address set forth on the first page of the Letter of Consent for receipt prior to the expiration of the Solicitation Period.  Only Holders as of the Record Date may execute and deliver consents and, unless revoked by the Holder as of the Record Date in the manner described herein, such consents will be binding on all beneficial owners and subsequent transferees of the Notes with respect to which such consents were given.  As of the Record Date, all of the outstanding Notes were held of record by Cede & Co., as registered nominee of The Depository Trust Company ("DTC") on behalf of DTC's participants (the "DTC Participants") and DTC is expected to grant an omnibus proxy authorizing each of such DTC Participants to deliver consents.  Accordingly, to cause a consent to be given with respect to Notes held through DTC, DTC Participants must complete, sign and deliver the Letter of Consent as set forth in the Letter of Consent.

Any beneficial owner of Notes who desires to deliver a consent with respect to such Notes but who is not a Holder of such Notes as of the Record Date — including any beneficial owner holding through a broker, dealer, commercial bank, trust company or other nominee or DTC Participant — must instruct such nominee or DTC Participant to arrange with the person who is the Holder or DTC Participant, as the case may be, of such Notes as of the Record Date to execute and deliver a consent on behalf of such beneficial owner in accordance with the procedures contained in this Statement and the accompanying Letter of Consent.  Beneficial owners of Notes are urged to contact their broker, dealer, commercial bank, trust company or other nominee for instructions on how to have consents delivered on a timely basis for their Notes.

Holders are not required to, and should not, tender or deliver Notes to the Company, the Trustee, the Information Agent or the Solicitation Agent at any time.

Any questions or requests for assistance or for additional copies of this Statement, the Letter of Consent or related documents may be directed to the Information Agent at its telephone number set forth on the back cover page of this Statement.  A Holder may also contact the Solicitation Agent at its telephone number set forth on the back cover page of this Statement or such Holder's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the terms of the Solicitation.

The Company has not filed this Statement and the Letter of Consent with, and they have not been reviewed by, any federal, state or foreign securities commission or regulatory authority of any country.  No authority has passed upon the accuracy or adequacy of this Statement, and it is unlawful and may be a criminal offense to make any representation to the contrary.  No person has been authorized to give any information or to make any representations in connection with the Solicitation other than those contained in this Statement and, if given or made, such information or representations should not be relied upon as having been authorized.

The delivery of this Statement at any time does not under any circumstances create any implication that the information set forth herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since the date hereof.  The Solicitation is not being made to, and consents are not being solicited from, Holders of Notes in any jurisdiction in which it is unlawful to make such solicitation or grant such consent.

Recipients of this Statement and the accompanying materials should not construe the contents hereof or thereof as legal, business or tax advice.  Each recipient should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters.

FORWARD-LOOKING STATEMENTS

Matters discussed in this Statement may constitute forward-looking statements within the meaning of U.S. federal securities laws.  The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation.  This Statement and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance.  When used in this Statement, the words "believe," "anticipate," "intend," "estimate," "forecast," "project," "plan," "potential," "may," "should," "expect" and similar expressions identify forward-looking statements.

The forward-looking statements in this Statement are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties.  Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies, fluctuations in currencies and interest rates, general market conditions, including fluctuations in charterhire rates and vessel values, changes in demand in the tanker market, changes in world wide oil production and consumption and storage, changes in the Company's operating expenses, including bunker prices, drydocking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents, political events or acts by terrorists, and other important factors described from time to time in the reports filed by the Company with the Securities and Exchange Commission (the "Commission").

THE COMPANY

The Company was incorporated in Delaware in 1996.  It is a special purpose corporation organized solely for the purpose of issuing the Notes and serial mortgage notes, as agent on behalf of the two vessel-owning companies consisting of (i) IOM-A, the owner of the m.t. Antares Voyager, and (ii) IOM-B, the owner of the m.t. Phoenix Voyager.  The serial mortgage notes have since matured.  The Notes are the full recourse obligations solely of the Owners and are neither the obligations of nor guaranteed by the Company.  The Owners used the proceeds from the issuance of the Notes and serial mortgage notes to purchase the Vessels, each as a newbuilding vessel under a building contract entered into by the respective Owner and Samsung Corporation and Samsung Heavy Industries Co., Ltd.  After the construction and the delivery of each Vessel to its respective Owner, each Owner then chartered its respective Vessel to Chevron Transport Corporation ("Chevron Transport") under separate long-term bareboat charters (each, an "Initial Charter" and, collectively, the "Initial Charters").  Of the $127,100,000 aggregate principal amount of Notes originally issued, $107,000,000 in principal amount remains outstanding.

Each of the Owners is a public limited company organized under the laws of the Isle of Man.  Each Owner's sole purpose is to own and operate its respective Vessel.

All of the shares of the Company's common stock and all of the shares of the Owners' common stock are owned by Golden State Holdings I, Ltd., a holding company organized under the laws of the Isle of Man, which itself is an indirect, wholly-owned subsidiary of Independent Tankers Corporation Limited, a company organized under the laws of Bermuda ("ITCL").  Accordingly, the Company and the Owners are affiliates existing under common control as indirect, wholly-owned subsidiaries of ITCL, which in turn is a majority-owned subsidiary of Frontline Ltd. ("Frontline").

For further information about the Company, IOM-A and IOM-B, please see the Company's annual and quarterly reports and IOM-A's and IOM-B's annual reports filed with the Commission.  See "Available Information."

THE PROPOSED AMENDMENT

The following summarizes the Proposed Amendment for which consents are being sought pursuant to the Solicitation.  The summary of the provisions of the Agreements affected by the Proposed Amendment set forth below is qualified in its entirety by reference to the full and complete terms of the Agreements.  Capitalized terms used in the summary below but not defined in this Statement have the meanings given to them in the Agreements.

General

Under Section 10.2 of the Indenture, the adoption of the Proposed Amendment requires the receipt of the consents of the Holders of a majority in aggregate principal amount of the Notes outstanding, excluding Notes owned by the Company and its affiliates.  As of the date of this Statement, there was $107,000,000 in aggregate principal amount of Notes outstanding, none of which were owned by the Company or its affiliates.

If the Proposed Amendment is adopted and the Agreements are amended to give effect to the Proposed Amendment, the Proposed Amendment will bind all Holders of the Notes, including those that did not give their consent, but non-consenting Holders will not receive the Consent Fee.

The Proposed Amendment will not become effective until the closing of the Solicitation and the satisfaction or, where possible, waiver of the conditions to the Solicitation and any conditions set forth in the Indenture.

The elements of the Proposed Amendment constitute, for purposes of this Solicitation, a single proposal to Holders.  Holders can deliver consents only with respect to the Proposed Amendment as a whole and not with respect to particular elements of the Proposed Amendment.

Background

Structure of the Notes Offering

The Company issued the Notes as part of a series of transactions to allow each of the Owners to purchase its respective Vessel, which at the time was a newbuilding vessel under a building contract entered into by the respective Owner and Samsung Corporation and Samsung Heavy Industries Co., Ltd.  After the construction and the delivery of each Vessel to its respective Owner, each Owner then entered into its Initial Charter with Chevron Transport, which is a subsidiary of Chevron Corporation, a Delaware corporation and a major international oil company ("Chevron").  Charterhire payments pursuant to the Initial Charters were to be and are made to trust accounts in the name and under the control of the Trustee, for the benefit of the holders of the Notes.  Chevron irrevocably and unconditionally guaranteed the liabilities and responsibilities of Chevron Transport under the Initial Charters.  Each of the Vessels and related assets were then granted as collateral to secure the Owners' obligations under the Notes.

The Agreements

At the time of the offering of the Notes, the Agreements, among others, were entered into.  The Agreements consist of the following:

•	the Indenture between the Company, each of the Owners and the Trustee, pursuant to which the Notes were issued;

•
the management and remarketing agreements between each Owner and a manager, pursuant to which a manager was appointed to manage the administrative and corporate obligations of the respective Owner, including regarding chartering procedures for each Vessel, for which Frontline is a successor manager (the "Manager") for each Vessel (each such agreement regarding a Vessel, a "Management Agreement" and together, the "Management Agreements");

•
the Collateral Agreements and documents among the Company, IOM-A and the Trustee pursuant to which security interests in the m.t. Antares Voyager and certain related assets and agreements were created to secure the Allocated Principal Amount of Notes; and

•
the Collateral Agreements and documents among the Company, IOM-B and the Trustee pursuant to which security interests in the m.t. Phoenix Voyager and certain related assets and agreements were created to secure the Allocated Principal Amount of Notes.

The Collateral Agreements consist of the following agreements and documents: Assignment of Bareboat Charter from IOM-A to the Trustee; First Preferred Ship Mortgage from IOM-A to the Trustee; Assignment of Charter Supplements from IOM-A to the Trustee; Issue of One Debenture between IOM-A and the Trustee pursuant to which security interests in the m.t. Antares Voyager and certain related assets and agreements were created; Assignment of Earnings and Insurances from IOM-A to the Trustee; Assignment of Management Agreement from IOM-A to the Trustee; Assignment of Guarantee from IOM-A to the Trustee; Assignment of Bareboat Charter from IOM-B to the Trustee; First Preferred Ship Mortgage from IOM-B to the Trustee; Assignment of Charter Supplements from IOM-B to the Trustee; Issue of One Debenture between IOM-B and the Trustee pursuant to which security interests in the m.t. Phoenix Voyager and certain related assets and agreements were created; Assignment of Earnings and Insurances from IOM-B to the Trustee; Assignment of Management Agreement from IOM-B to the Trustee; and Assignment of Guarantee from IOM-B to the Trustee.

Subsequent Developments

In light of current developments in the market for bareboat charters on VLCCs, on June 2, 2010, Chevron Transport gave irrevocable notice to IOM-A that it will not renew its Initial Charter for the m.t. Antares Voyager, which will terminate on or about December 7, 2010.  On September 15, 2010, Chevron Transport notified IOM-B that it will continue its Initial Charter for the m.t. Phoenix Voyager. As such, that Initial Charter may be terminated as early as March 2013 and as late as March 2017. The Manager has informed IOM-A and the Trustee that efforts to enter into an Acceptable Replacement Charter for the m.t. Antares Voyager have failed and no Acceptable Replacement Charter is expected to be available after its expiration on December 7, 2010, given current market conditions.

The Proposed Amendment

Vessel Sale

The Company seeks the Requisite Consents to approve the sale of a Vessel, assuming that an Adequate Bid has been received. The Proposed Amendment would allow, assuming in each case the receipt of an Adequate Bid, for the sale of each Vessel once the Initial Charter for such Vessel has been terminated and it has been determined that no acceptable replacement charter is available, and upon such sale, the release of such Vessel as collateral under the Indenture and the applicable Collateral Agreements and the termination of the applicable Collateral Agreements.  The Proposed Amendment would also allow for any such sale to occur as early as the day immediately following the termination date of the applicable Initial Charter.  Accordingly, the Proposed Amendment would allow for the sale of the m.t. Antares Voyager to occur as early as December 8, 2010, and the sale of the m.t. Phoenix Voyager to occur as early as March 16, 2013.  In addition, the Proposed Amendment would clarify that, with respect to either Vessel, once the Manager has commenced seeking Adequate Bids for the Vessel pursuant to the applicable Management Agreement, if no Adequate Bid has been received by the time allotted pursuant to Section 3.05(d) of the Management Agreement, the Manager will continue to seek Adequate Bids until the earlier of (i) the receipt of an Adequate Bid, (ii) noteholder consent to the sale of the applicable Vessel for less than an Adequate Bid has been received or (iii) one year following the effective date of the termination of the Initial Charter for the applicable Vessel.

An "Adequate Bid" means, with respect to the sale of a Vessel, an all cash offer for the purchase of the Vessel that produces net proceeds that (after deducting fees and expenses relating to the termination of the Vessel's Initial Charter and the sale), together with the Allocable Portion of the Debt Service Reserve Fund (as defined in the Indenture) allocable to the Vessel, at least equals the Allocated Principal Amount of Notes for that Vessel, plus interest accrued and unpaid.  As of the date of this Statement, the Company expects that the Allocated Principal Amount of Notes for the m.t. Antares Voyager will be $52,950,000.

IOM-A desires to sell the m.t. Antares Voyager due to the unavailability of an Acceptable Replacement Charter, as the Manager has determined that an Acceptable Replacement Charter is commercially unavailable, given current market conditions.

The sale of a Vessel will necessitate the release of such Vessel as collateral under the Indenture and the applicable Collateral Agreements and the termination of the applicable Collateral Agreements.  The Proposed Amendment would release the Vessels as collateral and terminate the Collateral Agreements upon such sale.

Use of Sale Proceeds

The Indenture and each of the Management Agreements provides for the sale of a Vessel after the termination of its Initial Charter.  However, neither the Indenture nor the Management Agreements explicitly provide that the net proceeds from the sale of a Vessel at an Adequate Bid will be applied to redeem the Allocated Principal Amount of Notes.  The Proposed Amendment would amend the Indenture to specify that any sale of a Vessel at an Adequate Bid, must be followed by a redemption of the Allocated Principal Amount of Notes for that Vessel at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued but unpaid interest (including default interest) to the date of the redemption.

As of the date hereof, the Company expects that it is possible an Adequate Bid may be received for the sale of m.t. Antares Voyager and, when its Initial Charter is terminated and if it has been determined that no acceptable replacement charter is available, the m.t. Phoenix Voyager.  There can be no assurance, however, that such a bid for the sale of each Vessel will be received, that any bid received will be otherwise acceptable to the Owner of the Vessel or the Trustee or that either Vessel will be sold.  If no Adequate Bid is received, then a Vessel will not be sold unless the consent of all of the Holders of the Notes is received approving the sale of one or both of the Vessels at a bid that is less than an Adequate Bid.

Permitted Early Acceptance of Bids for Sale of a Vessel

The Proposed Amendment would amend the Management Agreements to permit the Manager to furnish, and permit the Trustee to accept, an Adequate Bid for the sale of a Vessel even if the relevant Initial Charter has not yet reached its termination date.  Currently, the Management Agreements provide that the Manager may not furnish, and the Trustee may not accept, an Adequate Bid until one week prior to the payment date on the Notes next succeeding the termination date of the Initial Charter.  In any event, the sale of a Vessel would not become final until after the termination of its Initial Charter.

Shorter Notice Provisions

The Proposed Amendment would amend the Indenture to shorten the notice that Holders are entitled to receive prior to redemption of the Notes.

Section 12.2 of the Indenture entitles Holders of the Notes to no less than 30 days' nor more than 60 days' notice prior to the redemption of any Notes.  The Proposed Amendment would modify the Indenture to allow the Company to redeem the Notes, in whole or in part, upon notice to Holders at least five days prior to the date fixed for such redemption.

Acceleration of Redemption Date

The Proposed Amendment would amend the Indenture to permit the acceleration of the redemption date in connection with a redemption of the Notes arising from the sale of a Vessel.

Section 12.1(d) of the Indenture provides that the redemption date of the Notes will be 90 days after the sale of the related Vessel.  The Proposed Amendment would modify the Indenture to permit the Company to redeem the Allocated Principal Amount of Notes as early as 5 days, but no more than 90 days, after the sale of the Vessel.

Release of Collateral upon Optional Redemption

In addition, Section 12.1(b) of the Indenture currently gives each Owner, under certain circumstances, including in the event the Initial Charter is terminated and no acceptable replacement charter is available, the option to redeem the Notes in an amount equal to the Allocated Principal Amount of Notes for the Owner's Vessel upon payment of a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the date fixed for redemption.  The Proposed Amendment would modify the Indenture to specify that any such optional redemption of Notes pursuant to Section 12.1(b) of the Indenture will automatically result in the release of the collateral, including such Vessel, relating to the Allocated Principal Amount of Notes so optionally redeemed.

Payment of Consent Fee

The Proposed Amendment would amend the Indenture to permit payment of the Consent Fee from amounts in the Revenue Account.

Article III of the Indenture provides the circumstances and requirements pursuant to which the Trustee may release amounts held in the various Trust Accounts, including the Revenue Account.  The Proposed Amendment would modify the Indenture to permit the Trustee to release amounts held in the Revenue Account to pay the Consent Fee, which is not currently provided for in the Indenture.

Investment in the Notes

The Proposed Amendment would amend the Indenture to add the Notes to the list of permitted investments in which amounts in the Trust Accounts may be invested.

Section 3.2 of the Indenture provides that amounts on deposit in the Trust Accounts shall be invested and re-invested from time to time in such Permitted Investments (as defined in the Indenture) as the Owners shall direct by written instruction to the Trustee, which Permitted Investments must be held in the name and under the control of the Trustee.  The Proposed Amendment would add the Notes to the definition of Permitted Investments, with the effect that amounts held in the Trust Accounts could be invested in Notes purchased on the open market at market prices.  The Trustee would vote such Notes held by it, or consent with respect thereto, in the same proportion as Notes held by other noteholders vote or consent with respect thereto.

Employment in Spot Market

Under the Indenture and the Management Agreements as currently in effect, after termination of each Initial Charter, if the Manager has determined that an Acceptable Replacement Charter is commercially unavailable, the applicable Vessel would sit idle between the time of the termination of the Initial Charter and the acceptance of a cash bid by the Trustee.  In the case of the m.t. Antares Voyager, that period would be approximately 8 weeks, and in the case of the m.t. Phoenix Voyager, that period would be approximately 18 weeks.  While a Vessel sits idle, it incurs costs for maintenance to keep the Vessel operating and other fees (such as anchorage fees) while producing no revenue.  The Proposed Amendment would amend the Management Agreements to permit the Manager to employ the respective Vessel under spot charters during such period rather than requiring that Vessel to sit idle, provided that (1) such spot charter is the result of arms-length negotiations and at current market rates at the time of such charter and (2) the Vessel is insured as provided in the first preferred ship mortgage applicable to such Vessel.  The Management Agreements currently provide that the Vessels may be rechartered, but only after no bids have been received or the Trustee has directed the Manager to not accept a bid.  These provisions only become applicable after the passage of the 8 or 18 week period, respectively, discussed above.

In addition, the Management Agreements provide that if the Initial Charter for a Vessel is terminated and no Acceptable Replacement Charter is available, then the Manager must seek to recharter the Vessel.  The Proposed Amendment would amend each of the Management Agreements to provide that, in connection with seeking bareboat and spot charters and employing the Vessel under such charters, operating costs, voyage expenses and, if required, the cost of hiring a technical and commercial manager for such Vessel (which may be an affiliate of the Manager or a third party), would be paid out of the charter hire for such spot charter.  The Proposed Amendment would also amend the Indenture to provide that any such costs and expenses will be prefunded from time to time upon request by the Manager from funds held in the Revenue Account or the Operating Account (as defined in the Indenture) and released by the Trustee to the Manager for such purposes, to be repaid out of the charter hire for spot charters.  In addition, the Proposed Amendment would clarify that the Manager has discretion to determine whether to charter a Vessel during any period of time or to let the Vessel idle if charter rates are too low to make chartering the Vessel commercially feasible, in the sole determination of the Manager.

Operating costs are the costs of operating a Vessel that are incurred during a charter, primarily consisting of crew wages and associated costs, insurance premiums, lubricants and spare parts, and repair and maintenance costs. Vessel operating costs exclude fuel and port charges, which are known as "voyage expenses." Voyage expenses are expenses incurred due to a Vessel's traveling from a loading port to a discharging port, such as fuel (bunker) cost, port expenses, agent's fees, canal dues and extra war risk insurance, as well as commissions.

In addition, the Proposed Amendment would amend the Indenture to clarify that, while a Vessel sits idle, costs and expenses incurred with maintaining the Vessel will be paid from time to time from funds held in the Revenue Account or the Operating Account.

Modification and Deletion of Relevant Definitions and Provisions

The Proposed Amendment would also make certain other changes in the applicable Agreements of a technical or conforming nature including the deletion of those definitions from the applicable Agreements that are used only in provisions that would be eliminated as a result of the elimination or modification of the foregoing provisions, and cross-references to the provisions in the applicable Agreements that have been deleted as a result of the Proposed Amendment will be revised to reflect such deletions. In addition, to the extent required in connection with the sale of a Vessel and its release as collateral under the Indenture, certain of the Agreements would be terminated.

Forms of Amended Agreements

Copies of the forms of amendments to the Agreements to give effect to the Proposed Amendment will be available upon request.  See "Available Information."

Potential Conflicts

The Indenture does not prohibit the Manager or any of its affiliates to submit bids for the purchase of a Vessel at a time when bids for the sale of a Vessel are sought in accordance with the provisions of the applicable Management Agreement.  The Manager or one of its affiliates may submit a bid to purchase the subject Vessel, which may be the highest bid that constitutes in an Adequate Bid.  In such an event, the Manager may have a conflict of interest as a bidder on the one hand and as Manager for the Vessel on behalf of the bondholders, on the other hand.

THE SOLICITATION

General

The Company is soliciting consents, upon the terms and subject to the conditions set forth in this Statement and in the accompanying Letter of Consent, to the Proposed Amendment.

Promptly following the expiration of the Solicitation Period (and provided that the conditions set forth in this Statement have been satisfied or, where possible, waived), the Owners will pay to each holder of record of Notes as of 5:00 p.m., New York City time, on October 14, 2010 (each such holder, a "Holder" and, such time and date, the "Record Date"), who has delivered (and has not properly revoked) a valid consent in respect of such Notes, $1.00 in cash for each $1,000.00 principal amount of Notes with respect to which consents to the adoption of the Proposed Amendment were so delivered.

Holders can deliver consents only with respect to the Proposed Amendment as a whole and not with respect to particular elements of the Proposed Amendment.

Promptly after receipt of the Requisite Consents (and assuming that all other conditions set forth herein have been satisfied or, where possible, waived), the Company expects that it and the Trustee will enter into the amendments to the Agreements provided for in the Proposed Amendment.  The Company will promptly notify Holders of acceptance of the Requisite Consents and the execution and delivery of such amendments by a press release.

If the Proposed Amendment is adopted and the Agreements are amended to give effect to the Proposed Amendment, the Proposed Amendment will bind all Holders of the Notes, including those that did not give their consent, but non-consenting Holders will not receive the Consent Fee.  The failure of a Holder of Notes to deliver a consent with respect to the Proposed Amendment will have the same effect as if such Holder had voted against the adoption of the Proposed Amendment.

If the Requisite Consents with respect to the Proposed Amendment are not received prior to the expiration of the Solicitation Period, the Proposed Amendment will not be adopted, the Vessels will not be sold and no Consent Fee will be paid for any consents delivered with respect to the Proposed Amendment, unless the Solicitation Period is extended, the Requisite Consents are received before the expiration of the extended Solicitation Period and the other conditions to the Solicitation are satisfied or, where possible, waived.

None of the Company or its affiliates, the Trustee, the Information Agent or the Solicitation Agent makes any recommendation as to whether or not Holders should deliver consents.  Each Holder must make its own decision as to whether or not to deliver consents.

Waiver; Extension; Amendment; Termination

The Company reserves the right, in its sole discretion, and whether or not the Requisite Consents to the Proposed Amendment have been received and at any time or from time to time, subject to applicable law, to:

•	where possible, waive any of the conditions to the Solicitation;

•	extend the Solicitation Period;

•	otherwise amend or modify the terms of the Solicitation; or

•	terminate the Solicitation, in which event no Consent Fee will be paid.

Any waiver, extension, modification, amendment or termination will be communicated to the Trustee and the Information Agent and will be followed as promptly as practicable by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration of the Solicitation Period.  Without limiting the manner in which the Company may choose to make any public announcement, the Company will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service or Bloomberg.

If any amendments or modifications to the terms of the Solicitation are made that the Company determines are not materially adverse to the Holders, then any consents given prior to the time of any such amendment or modification will remain valid and these consents will be deemed to continue to be effective with respect to the Solicitation as so amended or modified, provided that the Company will disclose promptly any such modification or amendment in a public announcement or notice to Holders.  If any such modification or amendment is materially adverse to the Holders, the Company will disclose promptly any such modification or amendment in a public announcement or notice to Holders and extend the Solicitation Period for the period the Company deems required.  If the Company makes a material change in the terms of, or information concerning, the Solicitation, the Proposed Amendment or any of the transactions described herein or waives any condition related thereto that results in a material change to circumstances of the Solicitation, then the Company will disseminate additional solicitation materials to the extent necessary and will extend the Solicitation Period to the extent the Company deems required.

Procedures for Consenting

To deliver consents, Holders as of the Record Date should complete, sign and date the Letter of Consent in accordance with the instructions therein and mail or deliver it and any other required documents to the Trustee, c/o the Information Agent at its address set forth on the first page of the Letter of Consent for receipt prior to the expiration of the Solicitation Period.  Only Holders as of the Record Date may execute and deliver consents and, unless revoked by the Holder as of the Record Date in the manner described herein, such consents will be binding on all beneficial owners and subsequent transferees of the Notes with respect to which such consents were given.  As of the Record Date, all of the outstanding Notes were held of record by Cede & Co., as registered nominee of DTC on behalf of the DTC Participants and DTC is expected to grant an omnibus proxy authorizing each of such DTC Participants to deliver consents.  Accordingly, to cause a consent to be given with respect to Notes held through DTC, DTC Participants must complete, sign and deliver the Letter of Consent as set forth in the Letter of Consent.

Any beneficial owner of Notes who desires to deliver a consent with respect to such Notes but who is not a Holder of such Notes as of the Record Date — including any beneficial owner holding through a broker, dealer, commercial bank, trust company or other nominee or DTC Participant — must instruct such nominee or DTC participant to arrange with the person who is the Holder or DTC Participant, as the case may be, of such Notes as of the Record Date to execute and deliver a consent on behalf of such beneficial owner in accordance with the procedures contained in this Statement and the accompanying Letter of Consent.  Beneficial owners of Notes are urged to contact their broker, dealer, commercial bank, trust company or other nominee for instructions on how to have consents delivered on a timely basis for their Notes.  If a consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the consent appropriate evidence of authority to execute the consent.

Signatures on a Letter of Consent must be guaranteed by a recognized participant (a "Medallion Signature Guarantor") in the Securities Transfer Agents Medallion Program, unless such Letter of Consent is delivered for the account of a firm that is a member of a registered national securities exchange or the Financial Industry Regulatory Authority or is a commercial bank or trust company having an office in the United States (each, an "Eligible Institution").

The method of delivery of consents is at the election and risk of the consenting Holders.  If delivery is by mail, registered mail with return receipt requested is recommended and enough time should be allowed to ensure delivery prior to the expiration of the Solicitation Period.

A properly completed Letter of Consent should not be delivered to any person other than the Information Agent, according to the delivery instructions contained in the Letter of Consent.  Delivery of the Letter of Consent to an address, or transmission via facsimile other than to the Information Agent as set forth in the Letter of Consent, will not constitute a valid delivery of the consent.  In no event should a Holder deliver or tender any certificates evidencing the Notes in connection with delivering a consent.

Giving a consent will not affect a Holder's right to sell or transfer Notes and the sale or transfer of Notes will not affect a Holder's right thereunder to receive the applicable Consent Fee if the Holder has not revoked its consent prior to the time that the Requisite Consents have been obtained and evidence thereof has been delivered to the Trustee.

Holders are not required to, and should not, tender or deliver Notes to the Company, the Trustee, the Information Agent or the Solicitation Agent at any time.

Revocation of Consents

A consent may be revoked by a Holder as of the Record Date who has previously delivered a consent if the Information Agent receives notice of revocation before, but not on or after, the time that the Requisite Consents have been obtained and evidence thereof has been delivered to the Trustee.  A consent with respect to the Proposed Amendment becomes irrevocable once the Requisite Consents have been obtained with respect to the Proposed Amendment and evidence thereof has been delivered to the Trustee.

A Holder as of the Record Date desiring to revoke a consent must deliver to the Trustee, c/o the Information Agent at its address set forth on the first page of the Letter of Consent a written revocation of such consent (which may be in the form of a subsequent Letter of Consent marked "DO NOT CONSENT" to the Proposed Amendment) containing the name of such Holder, the certificate numbers (if held in certificated form) to which such revocation relates, the principal amount of Notes to which such revocation relates and the guaranteed signature of such Holder.  The revocation must be executed by such Holder in the same manner as the Holder's name appears on the Letter of Consent to which the revocation relates.  If a revocation is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the revocation.  A revocation of the consent will be effective only as to the Notes listed on the revocation and only if such revocation complies with the provisions of this Statement.  Valid revocation of consents will be effective upon receipt of the written revocation by the Information Agent.

Only a Holder is entitled to revoke a consent previously given by it.  A beneficial owner of Notes who is not the Holder of such Notes must arrange with the Holder to execute and deliver either to the Information Agent on such beneficial owner's behalf, or to such beneficial owner for forwarding to the Information Agent by such beneficial owner, a revocation of any consent already given with respect to such Notes.

Each Holder executing a Letter of Consent will, by executing such Letter of Consent, be agreeing that it may revoke the related consent or consents only in the manner specified herein.  Each properly completed and executed consent will be counted notwithstanding any transfer of the Notes to which such consent relates, unless the procedure for revocation of consents described above has been followed.

A revocation of a consent may only be rescinded by the execution and delivery of a new consent.  A Holder who has delivered a revocation and thereafter delivers a new consent at any time prior to the expiration of the Solicitation Period will be deemed to have properly revoked a previously delivered consent and delivered a new consent.

Conditions to the Effectiveness of the Proposed Amendment and Payment of the Consent Fee

Each of the effectiveness of the Proposed Amendment and the obligation of the Owners to pay the Consent Fee is conditioned on the satisfaction (or, where possible, waiver) of each of the following conditions:

(1)	Requisite Consents having been received (and not properly revoked by the Holders thereof) with respect to the Proposed Amendment by the expiration of the Solicitation Period;

(2)	the satisfaction or waiver (where possible) of the conditions set forth in the Indenture to effectuate the Proposed Amendment;

(3)	amendments to the Agreements having been entered into by the relevant parties to give effect to the Proposed Amendment; and

(4)
the absence of any law or regulation that would, and the absence of any injunction or action or other proceeding (pending or threatened) that could, make unlawful or invalid or enjoin the implementation of the Proposed Amendment or the payment of the Consent Fee, or that would question the legality or validity thereof.

The conditions listed above are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition or, where possible, may be waived by the Company in whole or in part at any time and from time to time in its sole discretion.  If any condition to the Solicitation is not satisfied or, where possible, waived by the Company before the expiration of the Solicitation Period, the Company reserves the right (but will not be obligated), subject to applicable law, to:

•	allow the Solicitation to lapse;

•	where possible, waive any of such conditions and accept for payment all consents validly delivered (and not properly revoked);

•	extend the Solicitation Period and continue soliciting consents pursuant to the extended Solicitation;

•	otherwise amend or modify the terms of the Solicitation; or

•	terminate the Solicitation.

Acceptance for Payment and Payment

Upon the terms and subject to the conditions of the Solicitation, the Trustee will accept all valid consents that are delivered (and not properly revoked) prior to the expiration of the Solicitation Period.  The Owners will pay the Consent Fee promptly following the expiration of the Solicitation Period and upon the satisfaction or, where possible, waiver of the conditions to the effectiveness of the Proposed Amendment (set forth above) to each Holder who has delivered (and has not properly revoked) a valid consent.  Payment of the Consent Fee will be made by deposit of funds made solely by the Owners with the Information Agent, which will act as agent for the Holders for the purpose of receiving payments from the Owners and transmitting such payments to the Holders.  If a Holder as of the Record Date delivers a consent and subsequently transfers its Notes prior to the expiration of the Solicitation Period, any payment pursuant to the Consent Solicitation with respect to such Notes will be made to such Holder as of the Record Date rather than to such Holder's transferee.

Determination of Validity, Etc.

All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for payment and any attempted revocation of consents will be determined by the Information Agent (upon receipt of written direction from the Company in its sole discretion), and its determination will be final and binding on all Holders.  The Information Agent (upon receipt of written direction from the Company) reserves the absolute right to reject any and all consents or attempted revocations that it determines are not in proper form or the acceptance for payment of or payment for which may, on the advice of its counsel, be unlawful.  The Information Agent (upon receipt of written direction from the Company) also reserves the absolute right in its sole discretion to waive any defect or irregularity in the consent of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders.  Unless waived, any defects or irregularities in connection with deliveries of consents must be cured within such time as the Information Agent determines (upon receipt of written direction from the Company).  The Information Agent's interpretation of the terms and conditions of the Solicitation (including the instructions in the Letter of Consent) will be final and binding on all Holders.  Any such determination, rejection, waiver or interpretation by the Information Agent is subject to review by the Trustee for compliance with the Indenture.  None of the Company or its affiliates, the Trustee, the Information Agent, the Solicitation Agent or any other person will be under any duty to give notification of any defects or irregularities in consents or any notices of revocation or will incur any liability for failure to give any such notification.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain U.S. federal income tax considerations relating to the Solicitation.  This summary applies only to Notes held as capital assets.  It does not discuss any state, local or foreign tax consequences, nor does it deal with beneficial owners of Notes that may be subject to special treatment for U.S. federal income tax purposes.  For example, this summary does not address tax consequences to beneficial owners of Notes who are dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities or insurance companies, persons holding Notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle, persons liable for the alternative minimum tax or U.S. persons whose "functional currency" is not the U.S. dollar.

If an entity classified as a partnership for U.S. federal income tax purposes holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the entity.  A partner in such an entity should consult its own tax advisor regarding the tax consequences relating to the Solicitation.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions, all as of the date hereof.  Those authorities may be changed, perhaps retroactively, or subject to differing interpretations, so as to result in U.S. federal income tax consequences different from those discussed below.  There is no authority directly addressing the U.S. federal income tax consequences of the adoption of the Proposed Amendment and receipt of the Consent Fee.  In addition, no rulings have been requested from the Internal Revenue Service (the "IRS") with respect to any of the U.S. federal income tax consequences of the Solicitation.  As a result, there can be no assurance that the IRS or a court will agree with the U.S. federal income tax consequences described below.

Beneficial owners of Notes are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the Solicitation to them in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

For purposes of the following discussion, a U.S. Holder is a beneficial owner of a Note that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States,

•	a corporation created or organized in or under the laws of the United States or any political subdivision of the United States,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•
a trust that (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons has authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Receipt of Consent Fee.  There is no authority directly addressing the U.S. federal income tax treatment of the Consent Fee (or payments similar to the Consent Fee).  However, the Company intends to treat the Consent Fee as separate consideration paid to consenting beneficial owners of Notes for their consent to the Proposed Amendment.  Assuming such treatment, a U.S. Holder will recognize ordinary income equal to the amount of any Consent Fee received.  It is possible the IRS could disagree with this characterization.

Adoption of Proposed Amendment.  The U.S. federal income tax consequences to a U.S. Holder of the adoption of the Proposed Amendment will depend upon whether the Proposed Amendment results in a "significant modification" and thus a deemed exchange of the Notes for new notes with respect to which gain or loss may be recognized.  Under applicable Treasury regulations, the modification of a debt instrument is a "significant modification" if, based on all the facts and circumstances (and, subject to certain exceptions, taking into account all modifications of the debt instrument collectively), the legal rights or obligations that are altered and the degree to which they are altered is "economically significant."

In general, the regulations provide that a change in the yield of a debt instrument is a significant modification if the yield of the modified instrument (determined by taking into account any payments made by the issuer to the holder as consideration for the modification) varies from the yield on the unmodified instrument (determined as of the date of the modification) by more than the greater of 25 basis points or 5 percent of the annual yield of the unmodified instrument.  The Company has determined that the change in yield on the Notes resulting from the Proposed Amendment and payment of the applicable Consent Fee will not result in a significant modification under the above formulation and thus will not result in a deemed exchange of Notes.

In addition, the regulations provide that a change in security or collateral of a recourse debt instrument will be treated as a significant modification if it results in a change in payment expectations.  A change in payment expectations will be deemed to occur if there is a substantial impairment of the obligor's capacity to meet the payment obligations under the debt instrument and that capacity was adequate prior to the modification and is primarily speculative after the modification.  The Company has determined that the release of either Vessel. as collateral pursuant to the Proposed Amendment will not result in a change in payment expectations and therefore will not represent a significant modification of the Note for purposes of such regulations.

Although the matter is not free from doubt, the Company intends to take the position that the adoption of the Proposed Amendment and payment of the Consent Fee should not cause a significant modification of the Notes and therefore should not result in a deemed exchange of the Notes for U.S. federal income tax purposes.  Assuming such treatment, U.S. Holders will not recognize any gain or loss as a result of the adoption of the Proposed Amendment and the payment of the Consent Fee, except to the extent described above under "Receipt of Consent Fee."

No assurance can be given that the positions described above will be accepted by the IRS or a court.  Alternative characterizations are possible and could affect the character or timing of income, gain or loss recognized with respect to the Notes.  U.S. Holders are urged to consult their own tax advisors regarding possible alternative characterizations and the tax consequences to them, in their particular situations, of such characterizations.

Non-U.S. Holders

For purposes of the following discussion, a Non-U.S. Holder is a beneficial owner of a Note (other than an entity classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.  The following discussion does not represent a detailed description of the U.S. federal income tax consequences applicable to a Non-U.S. Holder that may be subject to special treatment under the U.S. federal income tax laws, including a U.S. expatriate, "controlled foreign corporation" or "passive foreign investment company."

The Company intends to withhold U.S. federal income tax from the Consent Fee paid to any Non-U.S. Holder at a rate of 30% unless (i) the Non-U.S. Holder provides the Company or its paying agent, as the case may be, with a properly executed IRS Form W-8ECI certifying, under penalties of perjury, that receipt of the Consent Fee is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States or (ii) the Non-U.S. Holder provides a properly executed IRS Form W-8BEN establishing its entitlement to an exemption from, or a reduction in the rate of, such withholding tax under an applicable income tax treaty between the United States and the Non-U.S. Holder's country of residence.

Each Non-U.S. Holder is urged to consult its own tax advisor regarding the Solicitation in general and, in particular, its eligibility (if any) for an exemption from, or a reduction in the rate of, U.S. federal withholding tax under an applicable income tax treaty or otherwise.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to the payment of the Consent Fee to U.S. Holders other than certain exempt recipients (such as corporations).  The Consent Fee payments may also be subject to backup withholding unless the U.S. Holder (i) is a corporation or other exempt recipient and, when required, establishes this exemption or (ii) provides its correct taxpayer identification number (which, in the case of an individual, is his or her social security number), certifies that it is not currently subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules.  In general, a U.S. Holder can satisfy these requirements by completing and submitting the IRS Form W-9 that is included in the Letter of Consent.

In general, information reporting and backup withholding will not apply to the payment of any Consent Fee to a Non-U.S. Holder, provided (i) the Non-U.S. Holder provides an applicable Form W-8, or appropriate substitute form, certifying as to its non-U.S. status, and the Company does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or (ii) the Non-U.S. Holder otherwise establishes an exemption.

Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S Holder's or Non-U.S. Holder's U.S. federal income tax liability and, if withholding results in an overpayment of tax, the U.S. Holder or Non-U.S. Holder may be entitled to a refund, provided that the required information is timely furnished to the IRS.

SOLICITATION AGENT AND INFORMATION AGENT

The Company has retained Jefferies & Company, Inc., as solicitation agent (in such capacity, the "Solicitation Agent"), and D.F. King & Co., Inc., as information agent and tabulation agent (in such capacities, the "Information Agent"), in connection with the Solicitation.  The Solicitation Agent will solicit consents and will receive a fee for such services.  The Company has agreed to reimburse the Solicitation Agent for its reasonable out-of-pocket expenses and to indemnify the Solicitation Agent and Information Agent against certain liabilities, including liabilities under U.S. federal securities laws.

At any time, the Solicitation Agent and its affiliates may trade securities of the Company, including the Notes, for its own account or for the account of customers, and accordingly, may hold a long or short position in the Notes.  The Solicitation Agent has provided, and may in the future continue to provide, investment banking and other financial services, including the provision of credit facilities, for the Company and Frontline in the ordinary course of business, for which it has received, and is expected to receive, customary fees.

The Solicitation Agent assumes no responsibility for the accuracy or completeness of the information concerning the Company or its affiliates contained in this Statement or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information.

Holders desiring to deliver consents should complete, sign and date the Letter of Consent in accordance with the instructions therein and mail or deliver it and any other required documents to the Solicitation Agent at its address set forth in the Letter of Consent.  Facsimile copies of the Letter of Consent will not be accepted.

Any questions or requests for assistance or for additional copies of this Statement, the Letter of Consent or related documents may be directed to the Solicitation Agent at its telephone number set forth on the back cover page of this Statement.  Requests for assistance in completing the Letter of Consent or requests for additional copies of this Consent Solicitation Statement, the Letter of Consent or other related documents should be addressed to the Information Agent.  A Holder may also contact such Holder's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the terms of the Solicitation.

None of the Company or its affiliates, the Trustee, the Information Agent or the Solicitation Agent makes any recommendation as to whether or not Holders should deliver any consents.  Each Holder must make its own decision as to whether or not to deliver consents.

AVAILABLE INFORMATION

The Company and each of the Owners is subject to the informational requirements of the Securities Exchange Act of 1934, as amended.  In accordance with these requirements, the Company and each of the Owners files reports and other information with the Commission.  These materials may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, DC. 20549.  You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330.  The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.  In addition, documents referred to in this Statement or the annual report of the Company or of each the Owners may be inspected at the offices of Frontline at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton, Bermuda HM 08.

Copies of the forms of amendments to the Agreements to give effect to the Proposed Amendment will be promptly available upon request by calling the Information Agent at its number set forth on the back cover of this Statement.

Requests for assistance in completing the Letter of Consent or requests for additional copies of this Statement, the Letter of Consent or other related documents should be directed to:

Information Agent:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, New York 10005

Banks and Brokers Call: (212) 269-5550
All Others Call Toll Free: (800) 967-4612
Email: goldenstate@dfking.com

Tabulation Agent:

D.F. King & Co., Inc.

By Facsimile
(For Eligible Institutions Only):
(212) 809-8838
Attention: Elton Bagley

Confirmation:
(212) 493-6996

By Regular, Registered or Certified Mail;
Hand or Overnight Delivery:
48 Wall Street, 22nd Floor
New York, New York 10005

The Solicitation Agent for the Solicitation is:

Jefferies & Company

520 Madison Avenue
New York, New York  10022
Attention:  Liability Management Group
U.S. Toll-Free: (877) 877-0696
Collect: (212) 284-2435

Holders may contact the Solicitation Agent at its telephone number set forth above or such Holder's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the terms of the Solicitation.

October 15, 2010